Exhibit 99.1

Canterbury Park to Resume All Operations Thursday

SHAKOPEE, Minn.--(BUSINESS WIRE)--July 20, 2011--Canterbury Park (NASDAQ: CPHC) announced today it will resume Card Casino, simulcast and live racing operations on Thursday, July 21 after a 20 day suspension of its operations due to a budget impasse that triggered a shutdown of state government beginning July 1. The budget stalemate ended this morning when budget legislation was passed by the Minnesota legislature and was signed into law by the Governor.

With the budget in place, employees of the Minnesota Racing Commission (the “MRC”), the state body that oversees the Company’s gaming operations, will return to work tomorrow. As a result, the Commission has authorized Canterbury to re-open the Card Casino at 10:00 a.m. Thursday and to resume simulcast racing operations at 11:00 a.m., and live racing at 7:00 p.m.

“We are relieved that this shutdown has come to an end. It has caused undue hardship for far too many,” Canterbury President Randy Sampson said. “Suspending Canterbury’s operations was extremely painful to the 1,000 employees of Canterbury Park who were laid off without pay, to those employed on our backside and to thousands otherwise involved in Minnesota's horse industry. Since the shutdown occurred during the heart of racing season, we estimate that Canterbury Park lost as much as $1 million in revenue each week, but we won't know the final impact until the racing season is over. I look forward to welcoming back our loyal employees and customers and to allowing the horsemen to again compete for purses.”

The special session adjourned without action on the Company’s proposed Racino legislation, which would have authorized slot machines and other electronic gaming devices operated by the Minnesota lottery the state’s two racetracks.

“It is very disappointing that our proposed Racino legislation was not part of resolving the budget impasse,” Sampson said. “Studies have shown that two Racinos would generate an estimated $125 million annually in revenues for the State of Minnesota, while creating thousands of jobs in the racing, hospitality, and equine industries. Racinos would also enable Minnesota’s horse racing industry, which already employs several thousand individuals, to remain competitive and viable. We believe our efforts this year have increased support for Racinos in Minnesota, both among the public and among lawmakers in St. Paul, and we remain committed to the adoption of Racino legislation in Minnesota at the earliest possible time.”

About Canterbury Park:
Canterbury Park Holding Corporation owns and operates Canterbury Park Racetrack, Minnesota’s only thoroughbred and quarter horse racing facility. The Company’s 2011 live race meet began on May 20th and ends September 5th. In addition, Canterbury Park’s Card Casino hosts “unbanked” card games 24 hours a day, seven days a week, offering both poker and table games. The Company also conducts year-round wagering on simulcast horse racing and hosts a variety of other entertainment and special events at its facility in Shakopee, Minnesota. For more information about the Company, please visit us at www.canterburypark.com.

Cautionary Statement:
This release contains or may contain forward-looking statements based on management’s beliefs and assumptions. Such statements are subject to various risks and uncertainties that could cause results to vary materially. Please refer to the Company’s SEC filings for a discussion of such factors.

CONTACT:
Canterbury Park Holding Corporation
Randy Sampson, 952-445-7223